SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

BRIDGE CAPITAL HOLDINGS

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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55 Almaden Boulevard

San Jose, California 95113

April 5, 2010

Dear Shareholder:

We are pleased to enclose our 2009 Annual Report, along with a Notice of our 2010 Annual Meeting and a Proxy Statement and Form of Proxy.

You are cordially invited to attend the 2010 Annual Meeting of Shareholders, which will be held at the Silicon Valley Capital Club, 50 West San Fernando Street, 17th Floor, San Jose, California on May 20, 2010 at 3:00 p.m.

The accompanying Notice of Annual Meeting and Proxy Statement provide information pertaining to the matters to be considered and acted upon at the meeting.  This year, the shareholders are being asked to elect our Board of Directors, ratify our executive compensation, and ratify the Audit Committee’s selection of independent public accountants.

Your continuing support of Bridge Capital Holdings and Bridge Bank is appreciated, and we hope you will attend the Annual Meeting.  Whether or not you are personally present, it is very important that your shares be represented at the meeting.  Accordingly, please sign, date, and mail the enclosed proxy promptly.  If you wish to vote in accordance with the Board of Directors’ recommendations, it is not necessary to specify your choices.  You may simply sign, date and return the enclosed proxy.  You may also vote your shares electronically through the internet at www.proxyvote.com.

Sincerely,

Daniel P. Myers

President and Chief Executive Officer

55 Almaden Boulevard

San Jose, California 95113

Notice of Annual Meeting of Shareholders

Thursday May 20, 2010

3:00 P.M.

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Bridge Capital Holdings (the “Company”), a California corporation, will be held at the Silicon Valley Capital Club, 50 West San Fernando Street, 17th Floor, San Jose, California 95113 at 3:00 p.m., on Thursday, May 20, 2010 for the following purposes:

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To elect nine directors;

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To approve a non-binding advisory proposal regarding the compensation of executives;

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To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as independent accountants for the Company's 2010 fiscal year; and

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To transact such other business, including but not limited to motions for adjournment, as may properly come before the meeting and at any and all adjournments thereof.

The names of the Board of Directors’ nominees to be directors of the Company are set forth in the accompanying Proxy Statement and are incorporated by reference herein.

Section 2.7 of the By-Laws of Bridge Capital Holdings provides for the nomination of directors in the following manner:

Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of any meeting called for the election of directors) are required to be made in writing and to be delivered or mailed to the president of the corporation by the later of: (i) the close of business 21 days prior to any meeting to stockholders called for the election of directors, or (ii) ten days after the date of mailing of notice of the meeting to stockholders.

Such notification must contain the following information to the extent known to the notifying stockholder:

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the name and address of each proposed nominee;

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the principal occupation of each proposed nominee;

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the number of shares of capital stock of the corporation owned by each proposed nominee;

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the name and residence address of the notifying stockholder;

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the number of shares of capital stock of the corporation owned by the notifying stockholder;

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the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying stockholder and the identities and locations of any such institutions;

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whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt; and

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a statement regarding the nominee's compliance with Section 2.3 of the By-Laws.

A complete copy of Sections 2.3 and 2.7 of the By-Laws, relating to director nominations and qualifications of director nominees, will be made available, without charge, to any holder of common stock of the Company, by writing to Daniel P. Myers, President and Chief Executive Officer, Bridge Capital Holdings, 55 Almaden Boulevard, San Jose, California  95113.

Nominations not made in accordance with the By-Laws will be disregarded by the chairperson of the meeting, and upon his/her instructions, the inspector of election may disregard all votes cast for each such nominee.

Only shareholders of record at the close of business on March 25, 2010 are entitled to notice of and to vote at this meeting and any adjournments thereof.

By Order of the Board of Directors,

Debra J. Bradford, Corporate Secretary

San Jose, California

April 5, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

Mailed or made available to

shareholders on or about April 5, 2010

PROXY STATEMENT

OF

BRIDGE CAPITAL HOLDINGS

55 Almaden Boulevard

San Jose, California 95113

(408) 423-8500

This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Bridge Capital Holdings (the “Company”), a California corporation, for use at the Annual Meeting of Shareholders to be held at the Silicon Valley Capital Club, 50 West San Fernando Street, 17th Floor, San Jose, California 95113 at 3:00 p.m., on Thursday, May 20, 2010 (the “meeting”).  Only shareholders of record on March 25, 2010 (the “Record Date”) will be entitled to vote at the meeting.  This Proxy Statement is first being mailed or made available to shareholders on or about April 5, 2010.

Your vote is important. Because many shareholders cannot attend the shareholder meeting in person, it is necessary that a large number be represented by proxy. Shareholders may vote by completing a proxy card and mailing it in the postage-paid envelope provided. We will mail proxy cards to shareholders on or about April 5, 2010.  Check your proxy card or the information forwarded by your broker or other holder of record to see which options are available to you.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Questions About these Proxy Materials and the meeting

Why am I receiving these materials?

Our Board of Directors is providing these proxy materials to you in connection with the Annual Meeting of Shareholders of Bridge Capital Holdings, to be held on May 20, 2010.  As a shareholder of record of our common stock, you are invited to attend the meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

Who is soliciting my vote pursuant to this proxy statement?

Our Board of Directors is soliciting your vote at the meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

Who is entitled to vote?

Only shareholders of record of our common stock and our Series B and B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock (the “Series B and B-1 preferred stock”) at the close of business on March 25, 2010 are entitled to vote at the meeting.

How many shares are eligible to be voted?

At the close of business on the Record Date, we had outstanding 7,113,164 shares of our common stock (the “common stock”) and 300,000 shares of our Series B and B-1 preferred stock, which are entitled to vote with the common stock at the rate of 10 votes per share.  No other shares are entitled to vote at the meeting.

What are the Series B and B-1 Shares?

In 2008, we sold 131,901 shares of our Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and 168,099 shares of our Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock to the Carpenter Community BancFunds for $30.0 million, which is $100 per share.  As of the Record Date, each share of Series B and B-1 preferred stock was outstanding and  entitled to vote with the common stock on all matters at the rate of 10 votes per share.

What am I voting on?

You are being asked (1) to elect the nine nominees listed in this proxy statement as directors of the Company, (2) to approve a non-binding advisory proposal on the compensation of our executives as disclosed in the proxy statement, and (3) to ratify the appointment of Vavrinek, Trine, Day & Co., LLP as our independent accountants for the 2010 fiscal year.

How many votes do I have?

Holders of common stock are entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Company as of the Record Date for the meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively.  Holders of our Series B and B-1 preferred stock are entitled to ten votes per share on all matters on which holders of the common stock are entitled vote.

What is cumulative voting?

Cumulative voting entitles a shareholder to give one nominee as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The nine (9) candidates receiving the highest number of votes will be elected as our directors.

Pursuant to California law, no shareholder may cumulate votes for a candidate unless such candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate.  If any shareholder gives notice, all shareholders may cumulate their votes.

How many votes are required to hold the meeting and what are the voting procedures?

Quorum Requirement:   California law provides that any shareholder action at a meeting requires a quorum. A quorum for the actions to be taken at the meeting will consist of a majority of our outstanding voting shares, which include outstanding shares of our common stock and our Series B and B-1 preferred stock. Therefore, at the meeting, the presence, in person or by proxy, of the holders of at least 5,056,583 shares of our voting stock (counting our Series B and B-1 preferred stock at the rate of 10 votes per share) will be required to establish a quorum. Shareholders of record who are present at the meeting in person or by proxy and who abstain are considered shareholders who are present and entitled to vote and will count towards the establishment of a quorum. This includes brokers holding customers’ shares of record who cause abstentions or non-votes to be recorded at the meeting.

The nine (9) director candidates receiving the most votes will be elected.  Approval of the non-binding advisory proposal on executive compensation and the ratification of the selection of Vavrinek, Trine, Day & Co., LLP as independent accountants for our 2010 fiscal year each requires the affirmative vote of a majority of the votes cast on such proposals at the meeting (which shares voting affirmatively also constitute a majority of the required quorum). Accordingly, failure to vote and broker non-votes will not affect whether these proposals are approved, but abstentions will have the same effect as a vote against such proposal.

What is a broker non-vote?

Under New York Stock Exchange Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine”, even though the brokers have not received voting instructions from their customers. Although we are listed on the Nasdaq Global Select market, Rule 452 affects voting at the meeting because most shares of our common stock are held with brokers that are subject to New York Stock Exchange rules. The proposal to approve the non-binding advisory resolution regarding the compensation of the Company’s named executives and the ratification of our independent auditors currently qualify as “routine” matters.  Brokers may therefore vote shares in their discretion on these routine matters if not instructed by shareholders. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors is deemed to be a non-routine matter, so brokers may not vote on these matters in their discretion.  Therefore, unless they have received instructions from you, your broker will return proxies to us without voting for directors.  This is referred to as a “broker non-vote.”

How may I cast my vote?

If you are a shareholder of record:   You may vote by one of the following methods (as instructed on the enclosed proxy card):

1.

In person at the meeting,

2.

On the Internet at www.proxyvote.com, or

3.

By mail.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are a shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form:

You must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the election of directors and will only vote for directors at the direction of the underlying beneficial owners of the shares. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares in the election of directors.

Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive your proxy card. If you own your shares in this manner, you cannot vote in person at the meeting unless you receive a proxy allowing you to vote at the meeting from the broker or the nominee, and you bring the proxy to the meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the meeting by submitting a new proxy card; delivering written notice to our Secretary prior to May 20, 2010, stating that you are revoking your proxy; or attending the meeting and voting your shares in person. Please note that attendance at the meeting will not, in itself, constitute revocation of your proxy.

Who may attend the meeting?

All shareholders who owned shares of our common stock or our Series B and B-1 preferred stock on March 25, 2010, may attend the meeting.  You may indicate on the enclosed proxy card if you plan to attend the meeting.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the three proposals described above and in this proxy statement.  If any other matters should arise at the meeting, your proxy gives the proxy holders authority to vote on these matters in their discretion.  For example, if we decide to adjourn the meeting one or more times for the purpose of soliciting additional proxies on one or more of the proposals, the proxy holders will have authority to vote your shares in favor of such an adjournment.

Where and when will I be able to find the results of the voting?

The results of the voting will be announced at the meeting.  We will also report the results in a Form 8-K to be filed with the Securities and Exchange Commission after the meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within the Company or to third parties except:

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as necessary to meet applicable legal requirements,

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to allow for the counting and certification of votes, or

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to help our Board solicit proxies.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Broadridge Financial Solutions, Inc. will receive and tabulate the ballots and voting instruction forms.

What happens if the meeting is postponed or adjourned?

Your proxy would still be effective and may be voted at the rescheduled meeting. You would still be able to change or revoke your proxy until it is voted.

Who should I call if I have questions or need assistance voting my shares?

Please call Debra J. Bradford, our Corporate Secretary, at (408) 423-8500.

Questions About Proposal No. 2. - Approval of the Company’s compensation of executives as disclosed in this proxy statement.

Why are shareholders being asked to approve this proposal?

In December 2008, we raised $23.9 million by issuing Series C preferred stock to the U.S. Department of the Treasury under the TARP Capital Purchase Program.  The American Recovery and Reinvestment Act of 2009 requires that companies receiving TARP funds, such as us, provide shareholders with an opportunity to endorse or not endorse the company’s executive compensation practices.

What happens if shareholders approve or do not approve Proposal No. 2?

This shareholder vote is not binding on the Company.  The Board of Directors and Compensation Committee may take the results of the vote into consideration when reviewing compensation practices and decisions, but are not required to so.

Questions About Proposal No. 3. - Ratification of the selection of independent auditors.

What happens if shareholders do not approve Proposal No. 3?

The shareholder vote is not binding on the audit committee’s selection of the independent auditors. If Proposal No. 3 is not approved, the audit committee would consider the vote of the shareholders under the circumstances and make its own determination whether its selection is appropriate or whether to seek a different independent auditing firm.

All Proposals: How does the Board of Directors recommend that I vote?

The Company’s Board of Directors unanimously recommends that you vote FOR each of the nine director nominees named in this proxy statement, FOR approval of the non-binding advisory vote on the compensation of executives as disclosed in this proxy statement, and FOR ratification of the appointment of Vavrinek, Trine, Day & Co., LLP as independent accountants for the 2010 fiscal year.

CORPORATE GOVERNANCE AND BOARD MATTERS

Attendance at Meetings

The total number of meetings of the Board of Directors (including regularly scheduled and special meetings) held during 2009 was one hundred fifty-three (153).  Each incumbent director attended at least 75% of the aggregate of:  (i) the total number of meetings of the Board of Directors held during the period that he served, and (ii) the total number of meetings held by all committees of the Board of Directors on which he served, during the period that he served.

Our policy is that all directors are expected to attend each annual meeting of shareholders, unless attendance is prevented by an emergency. All of our directors who were in office at that time, except Richard M. Brenner, attended the Company’s 2009 annual meeting of shareholders.

Board Leadership Structure

The positions of Board Chairman and of President and Chief Executive Officer are held by two persons. This has been the case since the Company’s inception in 2004 and the Bank’s inception in 2001.  Our Board believes this structure is appropriate for the Company because it provides segregation of duties between managing the Company and the facilitation of the Board and management oversight.

Committees of the Board of Directors

The Company has standing Audit, Finance, Loan, Compensation, and Corporate Governance and Nominating Committees.  The charters for our Audit, Compensation, and Corporate Governance and Nominating Committees are available on the investor relations portion of our internet website at www.bridgecapitalholdings.com.

Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) which consists of Directors Richard M. Brenner as Chair, Lawrence Owen Brown, and Robert P. Latta, , held four (4) meetings in 2009.  The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, appoints and oversees a firm of independent public accountants who audit the books and records of the Company for the fiscal year for which they are appointed, approves each professional service rendered by such accountants and evaluates the possible effect of each such service on the independence of the Company’s accountants.  The Audit Committee also reviews internal controls and reporting procedures of the Bank's branch offices and periodically consults with the independent auditors with regard to the adequacy of internal controls.

Independence

Each member of the Audit Committee is independent under the rules of Nasdaq governing the independence of directors and the independence of audit committee members, including the “audit committee financial expert” discussed below.

Audit Committee Financial Expert

The Board has determined that Mr. Richard M. Brenner has:

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an understanding of generally accepted accounting principles and financial statements;

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the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

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experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

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an understanding of internal control over financial reporting; and

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an understanding of audit committee functions.

Therefore, the Board has determined that Mr. Brenner meets the definition of “audit committee financial expert” under the rules of the SEC and is “financially sophisticated” under Nasdaq rules.

Our designation of Mr. Brenner as an audit committee financial expert does not result in him being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on Mr. Brenner any duties, obligations or liability greater than those imposed on any other Audit Committee member or any other director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Pre-Approval Policies

The Audit Committee has not approved a policy of pre-approving non-audit services.  All non-audit services must be brought before the Audit Committee for approval.

Report of Audit Committee

The Audit Committee of the Bridge Capital Holdings Board of Directors (the “Audit Committee”) is composed of three (3) independent directors and operates under a written charter adopted by the Board of Directors.  The members of the Audit Committee are Richard M. Brenner as Chair, Lawrence Owen Brown, and Robert P. Latta.  The Audit Committee selects the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent accountants, Vavrinek, Trine, Day & Co., LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Vavrinek, Trine, Day & Co., LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2009 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management and Vavrinek, Trine, Day & Co., LLP. The Audit Committee discussed with Vavrinek, Trine, Day & Co., LLP matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

Vavrinek, Trine, Day & Co., LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Vavrinek, Trine, Day & Co., LLP that firm’s independence. We have considered whether the provision of services by Vavrinek, Trine, Day & Co., LLP not related to the audit of the financial statements referred to above and to the reviews of interim financial statements included in the Company’s 10-Q for the quarters ended March 31, June 30 and September 30, 2009, is compatible with maintaining Vavrinek, Trine, Day & Co., LLP’s independence.

Based on the Audit Committee’s discussion with management and Vavrinek, Trine, Day & Co., LLP and the Audit Committee’s review of the representation of management and the report of Vavrinek, Trine, Day & Co., LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities Exchange Commission.

Respectfully submitted by the Audit Committee,

Richard M. Brenner (Chairman), Lawrence Owen Brown, and Robert P. Latta

Finance Committee

Our Finance Committee is composed of Barry A. Turkus as Chair, Lawrence Owen Brown, David V. Campbell, Howard N. Gould, and Daniel P. Myers.  The Finance Committee monitors our financial reports and statements, and oversees our financial policies and strategy.  The Finance Committee met twelve (12) times in 2009.

Loan Committee

Our Loan Committee is composed of David C. Campbell as Chair, Daniel P. Myers, Thomas M. Quigg, and Barry A. Turkus.  The Committee oversees credit policies, management and internal credit review processes and approves our allowance for loan losses.  The Loan Committee met ninety-six (96) times in 2009.

Compensation Committee

The Compensation Committee is composed of Thomas M. Quigg as Chair, Richard M. Brenner, Allan C. Kramer, M.D., and Robert P. Latta.  This Committee oversees and monitors our human resources policies and practices, reviews and evaluates our salary and benefits structure, evaluates executive management performance and fixes bonus compensation for our executive officers and senior management as the Committee deems appropriate.  During 2009, the Compensation Committee met seven (7) times.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2009, there were no interlocking relationships where (a) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company; (b) an executive officer served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (c) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised (the “Governance Committee”) of members of the Board who are independent under the listing standards of Nasdaq.  The members of the Governance Committee are Thomas M. Quigg as Chair, Allan C. Kramer, M.D., and Robert P. Latta.  In addition, our Board has adopted resolutions establishing the requirements and qualifications (in addition to the requirement in Section 2.3 of the By-laws that a director be free of certain conflicting interests) for members of the board as follows:

Nominees for director must be recommended to the Board by a majority of the directors of the Company who are independent as defined in the rules of Nasdaq.

We seek directors who are of high ethical character and have reputations, both personal and professional, which are consistent with the image and values of the Company.  Our independent directors review from time to time the appropriate skills and characteristics required of directors in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in finance, marketing, business, and other areas that are expected to contribute to an effective board.

We will consider director nominees recommended by shareholders who adhere to the procedure set forth in our By-Laws, which is described in the Notice of Meeting attached to this Proxy Statement.

Historically we have selected our directors from prominent business persons and professionals in the communities in which we serve.  We have benefited from the broad contacts that our directors have in their communities, which enables them to recommend candidates for nomination as directors.  The Company considers nominees of shareholders in the same manner as all other nominees.

Board Independence

Our Board has determined that each of the following members of the Company’s Board of Directors is independent under the rules of Nasdaq governing the independence of directors:

Richard M. Brenner

Lawrence Owen Brown

David V. Campbell

Howard N. Gould

Allan C. Kramer, M.D.

Robert P. Latta

Thomas M. Quigg

Barry A. Turkus

Therefore, a majority of our nine directors are independent, as required by the rules of Nasdaq.

The Board’s Role in Enterprise Risk Oversight

Our Board is responsible for overseeing risk management for the Company.  Our management is responsible for the day-to-day management of these risks across the Company.  The Finance Committee of the Board is responsible for oversight of risks across the Company.  On a quarterly basis, the Company’s Chief Risk Officer provides a comprehensive risk report to the Finance Committee, which includes a report from the manager covering the most significant issues the Company is facing.  The Committee also engages in periodic discussions with the Chief Risk Officer and the other executive officers as the Committee may deem appropriate related to risk management.

Each Board committee has been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at regular committee meetings.  The committees consider risks within their areas of responsibility. For instance, in addition to its role in oversight of all risks across the Company, the Finance Committee has specific responsibility for oversight of financial risks including liquidity risk and interest rate risk, the Compensation Committee considers risks that may result from our compensation programs, our Loan Committee focuses on risk related to credit, and the Audit Committee reviews and approves the annual plans for our external audits, and our internal monitoring and compliance functions.  The Audit Committee also reviews and approves the annual assessment of our enterprise risk management process; and considers any need for periodic third party evaluations of the enterprise risk management process.  The Audit Committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to all persons in the Company.  The Board also assigns other specific risk-related assessment matters to Audit Committee from time to time.

Our Chief Risk Officer is also our Chief Financial Officer.  The Chief Risk Officer reports directly to the Board of Directors with respect to risk-related matters and to the Chief Executive Officer for other purposes.

Code of Ethics

We have adopted a code of ethics governing the conduct of our directors, Chief Executive Officer, Chief Financial Officer and Controller.  The code of ethics is available without charge upon request by contacting Debra J. Bradford, our Corporate Secretary, at (408) 423-8500.

Contacting the Board

Shareholders may address inquiries to any of our directors or the full board by writing to Debra J. Bradford, Senior Vice President and Corporate Secretary, Bridge Capital Holdings, 55 Almaden Boulevard, San Jose, California 95113.  All such communications are sent directly to the intended recipient.

INFORMATION REGARDING DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to our director nominees and for each of our executive officers, including their principal occupation for the past five years.  The information regarding our director nominees includes a description of some of the characteristics, experience and attributes that we believe qualifies them to serve as a director.  There is no family relationship between any director, nominee or executive officer.  Except as described below, no director of the Company holds a directorship in any other company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended or subject to Section 15(d) of the Act.  No director or executive officer has been during the past five years, or is, involved in any legal proceedings material to an evaluation of the ability or integrity of such director. No significant business or personal relationships exist between any director and the Company or its management, except for the business relationships noted under “COMPENSATION DISCUSSION AND ANALYSIS” and “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”.  Except as described below, we are not aware of any arrangement or understanding between the nominees and any other person pursuant to which the nominee was or is to be selected as a director or nominee.

Directors and Nominees

The following persons are directors of the Company.  Each is also a nominee for re-election as a director at the meeting.  All directors of the Company are also directors of the Bank.

Richard M. Brenner, age 61, has been a director of the Company since its inception in 2004 and the Bank since its inception in 2001.  Mr. Brenner is President, Chief Executive Officer and majority owner of The Brenner Group, Inc., an interim management and financial advisory services consulting firm headquartered in Cupertino, California.

We have nominated Mr. Brenner to serve as director of the Company because his finance and accounting background allow him to provide the board with insight regarding financial and accounting matters and to serve on our Audit Committee as an Audit Committee Expert.  In addition, we believe that his varied business experience contributes to the effectiveness of the Board and the committees on which he serves.  Having served as a director of the Company and the Bank since their inception, Mr. Brenner also has a valuable familiarity with their management and its operations.

Lawrence Owen Brown, age 68, has been a director of the Company and the Bank since 2004.  From 1995 to 2002, Mr. Brown was a Managing Partner of the venture capital firm Technology, Strategy and Alliances of Menlo Park.  He is now retired.

We have nominated Mr. Brown to serve as director of the Company based primarily on his finance and operational background.  As a retired partner of a Silicon Valley venture capital firm, Mr. Brown offers the Board valuable experience assessing asset growth, financial analysis, and risk management related to lending and growth.  Mr. Brown’s background also includes operational management of a high growth public company in the technology hardware industry.    In addition, he has significant experience and familiarity with smaller growth and technology companies, which comprise a significant portion of the Company’s customer base and target market.

David V. Campbell, age 67, has been a director of the Company since its inception in 2004 and the Bank since its inception in 2001.  Mr. Campbell is a principal of Costella Kirsch, Inc., a venture capital and leasing company headquartered in Menlo Park, California. Costella Kirsch, Inc. provides equipment and software financing to early-stage technology or medical-related companies, primarily in the Silicon Valley.

We have nominated Mr. Campbell based primarily on his industry, finance, and lending background.  As a partner of a Silicon Valley venture capital and leasing firm, Mr. Campbell has significant experience assessing financial matters and risk management related to lending and growth.  Prior to joining his venture firm, Mr. Campbell held a variety of positions, in community banks including President and Chief Credit Officer.   He is also familiar with the specialized issues confronting smaller growth and technology companies, which comprise a significant portion of the Company’s customer base and target market.

Howard N. Gould, age 60, has been a director of the Company since 2009.  Mr. Gould is Vice Chairman of Carpenter and Company, a firm that advises banks on financial matters and is a managing member of Carpenter Fund Manager, GP, LLC, the general partner of the Carpenter Community BancFunds.  From 2004 to 2005, Mr. Gould was California Commissioner of Financial Institutions under Governor Arnold Schwarzenegger.  From 2002 to 2003, he was Vice Chairman of The Bank of the West which had acquired United California Bank where he was Vice Chairman and Chief Operating Officer of United California Bank from 1992 to 2002.  He was State Superintendent of Banks for the State of California under Governor George Deukmejian. Mr. Gould also served as an officer at Bank of America and Wells Fargo Bank.

When we sold our Series B and B-1 preferred stock to the Carpenter Community BancFunds, we agreed to appoint as a director one individual named by the funds’ general partner and who is reasonably acceptable to our Board of Directors and, for so long as the funds hold at least 10% of our common stock (or other securities convertible into our common stock) to recommend such an individual for election to our Board.  The funds’ general partner designated Mr. Gould as its director, and our Corporate Governance and Nominating Committee approved his appointment and nomination.

We have approved Carpenter Fund Manager’s selection of Mr. Gould and nominated him based on his extensive leadership, management, banking and regulatory experience.  In particular, his experience in management at large financial institutions and as the Commissioner of California’s bank regulatory agency enables him to provide valuable insights to the Board of Directors concerning bank industry, management and regulatory matters, particularly in the current economic environment.

Allan C. Kramer, M.D., age 73, serves as Chairman of the Boards of the Company and the Bank.  Dr. Kramer has been a director of the Company since its inception in 2004 and the Bank since its inception in 2001.  Dr. Kramer is currently an investment adviser for a partnership dealing with public, private and angel investments.  In addition, Dr. Kramer is President and Chief Executive Officer of KAM, Inc., a Los Altos-based asset management company.  Dr. Kramer practiced medicine in the Bay Area from 1968 through 2000.

We have nominated Dr. Kramer based on his long-standing and varied business experience and extensive relationships in the entrepreneurial community of Silicon Valley, which enables him to provide valuable insights to the Board.  Also, as one of our longest-serving independent directors, Dr. Kramer has a valuable familiarity with the Company, the Bank, its management and its operations.

Robert P. Latta, age 56, has been a director of the Company and the Bank since 2004.  Mr. Latta is a partner at Wilson Sonsini Goodrich & Rosati, one of the nation’s leading technology and growth business law firms, where he is a member of the firm’s investment and compensation committees.

We have nominated Mr. Latta based primarily on his legal background.  As an attorney representing both private, venture-backed and public companies, Mr. Latta brings corporate finance experience and familiarity with corporate governance matters to our Board of Directors.  His corporate governance expertise makes him particularly well-suited to serve on our Audit and Corporate Governance and Nominating Committees.  In addition, as a member of his firm’s compensation committee, he brings relevant experience to our own Compensation Committee.

Daniel P. Myers, age 50, has been a director, President, and Chief Executive Officer of the Company since its inception in 2004 and has held the same positions with the Bank since its inception in 2001.

We have nominated Mr. Myers because we believe that including the President and Chief Executive Officer on the Board is important and assists the Board in keeping abreast of the Company’s operations, management and progress on corporate initiatives.  Further, Mr. Myers has 17 years of banking experience, including nine at the Bank as President and Chief Executive Officer since its inception.  This experience enables him to provide valuable insights to the Board concerning the banking industry and the Bank in particular concerning economic conditions, asset growth, financial analysis and risk management.

Thomas M. Quigg, age 65, has been a director of the Company since its inception in 2004 and a director of the Bank since 2001.  Mr. Quigg most recently was Chairman, President and CEO of Federal Savings Bank, a subsidiary of Bank of America, where he was responsible for and managed all day-to-day operations from 1993 to 1999.

We have nominated Mr. Quigg based on his 35 years of bank management experience.  As a retired career banker and the former executive officer of a large depository institution, Mr. Quigg has significant finance, accounting and management experience that enables him to provide the Board with valuable insights and perspectives.    As one of our longest-serving independent directors, Mr. Quigg also has a valuable familiarity with the Company, the Bank, its management and its operations.

Barry A. Turkus, age 63, has been a director of the Company since its inception in 2004 and the Bank since its inception in 2001.  Mr. Turkus is a principal of the commercial real estate firm of BT Commercial.

We have nominated Mr. Turkus based on his industry experience, finance knowledge and his business experience.   His real estate background in particular allows him to provide valuable insights to the Board concerning the real estate market, which is important because some of the Bank’s loans are secured by real estate.  As a director of the Bank since its inception, Mr. Turkus also has a valuable familiarity with the Company, the Bank, its management and its operations.

Executive Officers

In addition to Mr. Myers, who is a director of the Company and a nominee for reelection, the following persons are executive officers of the Company.

Thomas A. Sa, age 48, has been the Executive Vice President and Chief Strategy Officer of the Company since 2009 as well as Chief Financial Officer of the Company since its inception in 2004.  Mr. Sa has been the Executive Vice President and Chief Risk Officer of the Bank since 2009.  In addition, he served as Chief Financial Officer of the Bank from its inception in 2001 until 2009.

Timothy W. Boothe, age 44, has been the Executive Vice President and Chief Operating Officer of the Bank since 2006 and was the Executive Vice President and Chief Lending Officer of the Bank since inception in 2001.

Margaret M. Bradshaw, age 59, has been the Executive Vice President and Chief Banking Officer of the Bank since 2009.  Ms. Bradshaw has over thirty years in the banking industry starting at Wells Fargo in San Francisco, and more recently Comerica Bank.

Allen G. Williams, age 58, has been the Executive Vice President and Chief Credit Officer of the Bank since 2009.  Mr. Williams has been in the banking industry for thirty-three years, most recently with Comerica Bank.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our By-Laws provide the procedure for nominating candidates for election to our Board of Directors, which is summarized in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.  Nominations not made in accordance with the By-Laws will be disregarded by the Chairman of the meeting and, upon his or her instructions, the inspectors of election shall disregard all votes cast for such nominee(s).

Nominees

Our By-Laws authorize not less than six (6) or more than eleven (11) directors, with the exact number within that range to be fixed by resolution of the Board of Directors or the shareholders.  The number of directors of the Company is fixed by the Board at nine (9).

All proxies will be voted for the election of the following ten nominees recommended by the Board of Directors, each of whom is a current director, unless the proxy withholds authority to vote:

Richard M. Brenner

Lawrence Owen Brown

David V. Campbell

Howard N. Gould

Allan C. Kramer, M.D.

Robert P. Latta

Daniel P. Myers

Thomas M. Quigg

Barry A. Turkus

If a proxy withholds approval to vote for a nominee, the shares represented by that proxy will not be voted for election of that nominee.  If any of the nominees should unexpectedly decline or be unable to act as a director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors.  We have no reason to believe that any nominee will become unavailable and we have no present intention to nominate persons in addition to or in lieu of those named above.

For additional information that may be material to the election of directors, see the sections below entitled “Security Ownership of Directors, Executive Officers and Principal Shareholders,” “Report of the Compensation Committee,” and “Compensation Discussion and Analysis.”

Board of Directors’ Recommendation and Required Vote

The nine nominees receiving the highest number of votes will be elected as directors of the Company at the meeting, assuming a quorum representing a majority of all outstanding voting stock of the Company is present, either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2

THE APPROVAL OF A NON-BINDING ADVISORY PROPOSAL ON THE COMPANY’S COMPENSATION OF EXECUTIVES

In December 2008, we sold $23,864,000 of our Series C Fixed Rate Cumulative Perpetual Preferred Stock to the U.S. Department of the Treasury under the TARP Capital Purchase Program.  Because we participated in this program, the American Recovery and Reinvestment Act of 2009 requires us to permit shareholders to vote to approve, on a non-binding basis, the compensation of executives, as disclosed in a company’s proxy statement.

This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the shareholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material) in the Company’s proxy statement for the annual meeting of shareholders.”

The Board of Directors believes that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of its shareholders.  Because your vote is advisory, it will not be binding upon the Board or create or imply any additional fiduciary duty by the Board.  However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The approval of the non-binding advisory proposal on executive compensation requires approval of the holders of a majority of the total number of shares present and voting at the meeting, assuming a quorum is present.  All proxies will be voted “FOR” this proposal unless marked to contrary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPANY’S COMPENSATION OF EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected the firm of Vavrinek, Trine, Day & Co., LLP as its independent public accountants for the 2010 fiscal year. Vavrinek, Trine, Day & Co., LLP has no interest, financial or otherwise, in the Company.

The following table presents a summary of fees paid to Vavrinek, Trine, Day & Co., LLP for audit and tax related fees during the years ended December 31, 2009 and 2008:

	2009	2008

Audit fees (1)	$192,000	$194,000

Audit-related fees (2)	$–	$–

Tax Fees (3)	$–	$–
	–
All other fees (4)	$–	$–

Total	$192,000	$194,000

(1)

The audit services included an audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, and quarterly reviews of the Company’s interim financial statements during those periods.

(2)

Services include assurance and related services by the auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(3)

Services include tax compliance (preparation of tax returns).

(4)

Services include other services (and products) provided by the auditors, other than the services reported above in this table.

All non-audit services provided by the auditors are subject to pre-approval by our Audit Committee.  During the fiscal years ended December 31, 2009 and 2008, Vavrinek, Trine, Day & Co., LLP provided professional services in connection with the audit of our financial statements for the years ending December 31, 2009 and 2008 and gave the Bank’s Board of Directors a post-audit briefing.  Representatives of Vavrinek, Trine, Day & Co., LLP will be present at the meeting.

All proxies will be voted “FOR” ratification of the selection of Vavrinek, Trine, Day & Co., LLP unless a negative vote or an abstention is noted on the proxy.  If Vavrinek, Trine, Day & Co., LLP should unexpectedly for any reason decline or be unable to act as independent public accountants, the proxies will be voted for a substitute nominee to be designated by the Audit Committee.

Board of Directors’ Recommendation and Required Vote

The ratification of Vavrinek, Trine, Day & Co LLP as our independent public accountants requires approval of the holders of a majority of the total number of shares present and voting at the meeting, assuming a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF VAVRINEK, TRINE, DAY & CO., LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANT.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS

Share Ownership of Management

The following table sets forth information as of April 5, 2010 as to common stock beneficially owned by the directors and nominees for director and each current executive officer named in the Summary Compensation Table elsewhere herein, as well as all directors and current executive officers of the Company as a group.  Ownership information is based upon information furnished by the respective individuals.

Title of Class	Name of Beneficial Owner	Relationship To Bank	Age	Amount and Nature of Beneficial Ownership		Percent of Class

Common	Timothy W. Boothe	Executive Vice President	44	122,958	(1)	1.73%
		Chief Operating Officer
Common	Margaret Bradshaw	Executive Vice President	59	17,880	(2)	0.25%
		Chief Banking Officer
Common	Richard M. Brenner	Director	61	162,941	(3)	2.29%
Common	Lawrence Owen Brown	Director	68	37,925	(4)	0.53%
Common	David V. Campbell	Director	67	96,362	(5)	1.35%
Common	Howard N. Gould	Director	60	3,817,653	(6)	35.04%
Common	Allan C. Kramer, M.D.	Director and Chairman	73	297,530	(7)	4.18%
Common	Robert Latta	Director	56	42,625	(8)	0.60%
Common	Daniel P. Myers	Director	50	275,145	(9)	3.87%
		President
		Chief Executive Officer
Common	Thomas M. Quigg	Director	65	45,188	(10)	0.64%
Common	Thomas A. Sa	Executive Vice President	48	126,002	(11)	1.77%
		Chief Financial Officer
		Chief Strategy Officer
Common	Barry A. Turkus	Director	63	173,625	(12)	2.44%
Common	Allen G. Williams	Executive Vice President	58	18,180	(13)	0.26%
		Chief Credit Officer
All Directors and Executive Officers as a Group (13 persons)				5,234,014	(14)	54.95%

(1)	Includes 68,392 shares of common stock subject to stock options exercisable within 60 days.
(2)	Includes 7,500 shares of common stock subject to stock options exercisable within 60 days.
(3)	Includes 67,143 shares as Trustee for the Brenner Family Revocable Trust dated 04/25/94 and 50,150 shares of common stock subject to stock options exercisable within 60 days.
(4)	Includes 22,125 shares of common stock subject to stock options exercisable within 60 days.
(5)	Includes 40,625 shares of common stock subject to stock options exercisable within 60 days.
(6)

Includes 3,803,653 shares held by three investment funds of which Carpenter Fund Manager GP, LLC is the general partner.  Mr. Gould serves as one of five Managing Members of Carpenter Fund Manager GP, LLC and as such shares voting and investment power with respect to these shares.  Mr. Gould disclaims beneficial ownership of these shares.  Includes no shares of common stock subject to stock options exercisable within 60 days.

(7)

Includes 186,625 shares as Trustee of the Kramer Family Trust, 35,000 shares as Trustee of the Kramer Group Retirement Plan, and 63,905 shares of common stock subject to stock options exercisable within 60 days.

(8)	Includes 18,125 shares of common stock subject to stock options exercisable within 60 days.
(9)	Includes 8,200 shares held as custodian for minor children and 179,052 shares of common stock subject to stock options exercisable within 60 days.
(10)	Includes 13,063 shares as Trustee of the Quigg 1999 Revocable Trust and 14,375 shares of common stock subject to stock options exercisable within 60 days.
(11)	Includes 80,392 shares of common stock subject to stock options exercisable within 60 days.
(12)	Includes 6,000 shares held as custodian for minor children and 39,375 shares of common stock subject to stock options exercisable within 60 days.
(13)	Includes 6,250 shares of common stock subject to stock options exercisable within 60 days.
(14)	Includes 590,266 shares of common stock subject to stock options exercisable within 60 days.

Principal Shareholders and Change of Control

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of December 31, 2009 by those shareholders known by the Company to own more than 5% of the outstanding Common Stock of the Company as of April 5, 2010.  Each shareholder’s ownership percentage is based on 7,113,164 shares of common stock outstanding as of the Record Date plus shares of common stock that the shareholder has the right to acquire.

	Shares Beneficially Owned

Name of Beneficial Owner	Number of Shares	Percent of Class Owned

T. Rowe Price Associates (1) 100 E. Pratt Street Baltimore, Maryland 21202	631,800	8.9%

Carpenter Fund Manager GP, LLC (2) 5 Park Place, Suite 950 Irvine, California 92614	3,803,653	34.8%

(1) Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010.  These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 630,000 shares, representing 9% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)  Based on our records and information reported on a Schedule 13D as filed with the Securities and Exchange Commission on June 1, 2009.  These securities are beneficially owned by three investment funds of which Carpenter Fund Manager GP, LLC is the general partner with shared investment and voting authority.  Includes shares of common stock issuable within 60 days of the Record Date pursuant to an agreement providing for conversion of the Series B and B-1 preferred stock entered into as of March 23, 2010.  Under that agreement, the Company agreed to issue on March 31, 2010 3,710,289 shares of its common stock and promissory notes convertible into 93,364 shares of common stock in exchange for 300,000 shares of Series B and B-1 and as payment of accrued dividends on the preferred stock through March 31, 2010.  Howard Gould, a director of the Company, is a Managing Member of Carpenter Fund Manager GP, LLC and is also deemed to beneficially own these shares as indicated in the share ownership table for management included in the section entitled Share Ownership of Management, above.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Carpenter Fund Manager GP, LLC is deemed to be a beneficial owner of such securities; however, it expressly disclaims that it is, in fact, the beneficial owner of such securities.

On May 21, 2009, our shareholders approved the original voting and conversion rights of the Series B and B-1 preferred shares, which were held by the Carpenter Community Bancfunds.  As a result, the Carpenter Community Bancfunds gained the right to vote and acquire shares of common stock equal to approximately 30% of our outstanding shares.  On March 23, 2010, we agreed with the Carpenter Community BancFunds that the Series B and B-1 and accrued but unpaid dividends on the preferred shares would convert into common stock and convertible promissory notes.  As a result, the Carpenter Community BancFunds now beneficially owns approximately 34.8% of our common stock.  Otherwise, the Company is not aware of any change of control that has occurred since January 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC and the Nasdaq Stock Market on changes in beneficial ownership of our common stock and to provide us with copies of the reports.  Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2009 fiscal year.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s 2010 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”).  Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Respectfully submitted by the Compensation Committee,

Thomas M. Quigg (Chairman), Richard M. Brenner, Robert P. Latta, and Allan C. Kramer, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Compensation Committee

The primary purpose of our Compensation Committee is to determine our compensation policies and to determine the compensation of our chief executive officer and other named executives.  The Committee, which consists entirely of independent directors, has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs in a manner that aligns the effort and interests of the Board members and executive management with our shareholders.  The Compensation Committee also determines the compensation of Board members.

Objectives of Compensation Program

The primary objective of our compensation program, including our executive compensation program, is to maximize shareholder value by attracting and retaining qualified, energetic and experienced bankers who are enthusiastic about the Company’s mission and culture.  A further objective of our compensation program is to provide incentives and reward each employee for their contribution to the Company.  Our executive compensation strategy also strives to promote an ownership mentality that aligns the executive’s interests with the interests of our shareholders.

In addition, we strive to promote an ownership mentality among key leadership and the Board of Directors.  It is the policy of the Board of Directors that within one year of being appointed, all directors maintain an investment in the Company of at least $50,000.  Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

What Our Compensation Program is Designed to Reward

As noted above, our compensation program is designed to attract and retain bankers that think and act as owners in promoting the interests of the Company.

Our incentive compensation program is designed to reward teamwork and each employee’s contribution to the Company.  Under the incentive compensation program, each employee has a target opportunity stated as a percentage of base salary with the potential to earn additional compensation for performance beyond target level. If target level performance is not achieved, executive officers may still have a reduced opportunity for incentive compensation provided a minimum threshold level of performance is achieved.  The measurement of an employee’s performance is a composite of corporate financial goals set by the Finance Committee of the Board and individual objectives established by management in setting the annual plan.

All of our executive officers participate in an incentive compensation plan that is heavily weighted toward achievement of corporate objectives. The weighting between corporate and individual objectives in measuring performance for purposes of incentive compensation is set annually by the Compensation Committee. In measuring the named executive officers’ contribution to the Company, the Compensation Committee has determined that achievement of corporate objectives should be emphasized in order to reward teamwork and cohesiveness in execution of the Company’s plan. The weighting of corporate objectives in measuring performance under the incentive compensation plan is 100% for Mr. Myers; 80% for Messrs. Boothe, Sa and, prior to his retirement, Mr. Silveira; and, prior to his resignation, 40% for Mr. Gionfriddo.

The corporate objectives of the Company are set by the Finance Committee and the Board as part of the annual planning process.  The corporate objectives are a composite of financial metrics that are considered key to creating long-term value for our shareholders. The Compensation Committee then adopts these metrics for use in the incentive compensation plan.  The metrics typically include: (1) growth in average total assets; (2) performance in net income; (3) net interest margin; (4) return on average assets; (5) return on average equity; and (6) satisfactory relations with bank regulators. The metrics are also weighted each year to promote execution of the plan in a manner that achieves balance between short-term and long-term performance. In response to the severe economic downturn, for 2009 the Board emphasized metrics that promoted supporting the strength of the balance sheet.  Key objectives for the year included (1) reduction of construction and land development loan balances; (2) maintaining appropriate reserves for loan losses; (3) maintaining capital ratios well in excess of regulatory requirements; and (4) building balance sheet liquidity and positioning for eventual improvement in the economy.  The Board believes that these objectives improve the competitive position of the Company and support its ability to create long-term value for shareholders.

In addition to the financial metrics noted above, the Company has established long-term strategic objectives related to, among other things (1) maintaining appropriate levels of capital for risks in the business; (2) establishing a functional framework for enterprise risk management (3) implementing effective responses to risks presented by the economic downturn; and (4) specific reduction in credit risk related to real estate construction loans.

As noted above, in addition to the corporate objectives, a portion of the incentive compensation for our named executives is based upon the effectiveness in achievement of individual objectives specific to their respective organizational responsibilities.  The individual and corporate objectives strive to be fair to all stakeholders by requiring that all performance measures be achieved net of any resulting incentive compensation.  The Compensation Committee has final discretion regarding all incentive compensation.

Due to the extreme downturn in the country’s economic environment during 2009, specifically the impact to the financial services sector, the Company did not meet the typical corporate objectives.  However, the Company achieved significant progress with regard to the objectives related to supporting the balance sheet and competitive position of the Company.  Achievement of these objectives also represented progress with regard to elements of the long-term strategic plan.  Specifically, the Company reduced construction and land development loans by over $88 million and from over 17% of total loans at December 31, 2008 to approximately 6% at December 31, 2009.  At the same time, the Company increased its reserve ratio to 2.78%, increased capital ratios, and improved balance sheet liquidity.  The Company also returned to operating profitability.  As a result of individual contributions of the named executives and the overall progress toward long-term strategic objectives, the Compensation Committee determined that it was appropriate to pay cash incentive compensation to the named executive officers, other than the President and Chief Executive Officer.  The President and Chief Executive Officer did not receive cash incentive compensation due to restrictions under the U.S. Treasury’s Troubled Asset Relief Program (see “Implications of Participation in the Troubled Asset Relief Program” below).

Retention is an important element in the consistency and continuity of the execution of the Company’s strategy.  Unexpected turnover in key executive positions can be disruptive and is a potential threat to the Company’s progress.  Each of the named executives is eligible to participate in a supplemental executive retirement program (“SERP”) that is designed to reward long-term contribution to the Company.  The SERP benefit consists of fifteen annual payments following retirement and is earned and vested over time as a key element of the Company’s retention strategy.

Our executive compensation strategy also strives to promote an ownership mentality that aligns the executive’s interests with the interests of our shareholders.  Accordingly, each executive is eligible to be considered for annual equity based grants under the Company’s Equity Incentive Plan (“EIP”).  The EIP is intended to encourage ownership of the Company’s stock by employees and directors and to provide additional incentive for them to promote the success of the Company.  Stock price performance has not been a factor in determining annual cash compensation because the price of the Company’s common stock is subject to a variety of factors outside our control.

In 2009, the Compensation Committee also decided to make grants to executive officers under the EIP in the form of restricted stock awards.  The awards granted to executive officers in 2009 have a single vesting date five years from the date of grant. The stock awards are intended to serve the dual purpose of promoting retention and reinforcing the ownership mentality of executive officers.

Our Chief Executive Officer assists the Compensation Committee by providing recommendations regarding the compensation of our executive officers, other than him, and our directors.  The Compensation Committee, however, does not delegate any of its functions to others in setting compensation.  In developing and administering executive compensation, the Compensation Committee directly engages a qualified outside compensation research firm from time to time primarily to review market competitive compensation data and report its findings to the Compensation Committee and the Board of Directors.

Elements of Company’s Compensation Plan and Why We Chose Each (How Elements Related to Objectives)

Annual executive officer compensation consists of a base salary component and the incentive component discussed above.  The current environment in which the Company operates has been extremely competitive and executive talent with experience in managing through a severe economic downturn is at a premium.  Further, in any environment, proven talent is a very valuable commodity to the Company’s strategy and therefore, to our stakeholders.  It is the Compensation Committee’s intention to set total executive cash compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. The Company has defined a strategy regarding executive cash compensation for executives that strives to target base salaries at a market median level.

Incentive compensation is included to align the financial incentives with the interests of our shareholders, which we believe is primarily the preservation of, growth in and return on invested capital.  As discussed above, our incentive compensation program is designed to reward teamwork and each employee’s contribution to the Company.  The Company targets incentive compensation levels at above market median for comparable performance and, as discussed above, makes them contingent upon achievement of Company performance targets.  We believe that the combination of base pay at market median and incentive compensation at above market median strongly aligns the effort and interests of the executives with shareholders.

Each of our executive officers is eligible to receive stock option grants under the Company’s EIP.  The EIP is intended to encourage ownership of the Company’s stock by employees and directors and to provide additional incentive for them to promote the success of the Company.  All of our employees and directors are eligible to be considered for grants under the EIP, which are designed to strengthen the linkage between compensation, retention and long-term shareholder value.  Approximately 35% of all equity based grants in 2009 were to employees who are not executive officers or directors.  We believe that through our broad-based plan, the economic interests of our employees, including our executives, are more closely aligned to those of the shareholders.

As noted above, each of the named executives is eligible to participate in a SERP that is designed to reward long-term contribution to the Company.  Under the SERP, after achieving defined length of service and vesting thresholds, each executive will receive fifteen annual payments upon reaching retirement.  The retirement payment is based on the average base salary of the employee in the last three years of service.  The level of the retirement payment increases at a rate of four percent of base salary per year of service, cumulatively, until reaching a level of sixty percent after fifteen years of service.  The executive’s right to receive retirement payments vests over a period of ten years of continuous service.  We believe that the SERP is a key element of the Company’s executive retention strategy.

The Company has entered into employment agreements with each of the named executives.  The agreements, among other things set forth terms under which the Company and the executive would separate employment, both in the event of a change in control of the Company as well as under the “at-will” terms of employment.  The Committee believes the terms of the agreements provide an appropriate framework to enable executives to fully explore all strategic options for promoting the interests of shareholders.

How the Company Chose Amounts and/or Formulas for Each Element

The Compensation Committee establishes and administers the Company’s executive compensation program on behalf of the Board.  The Compensation Committee reviews and approves the recommendations of the Company’s President and Chief Executive Officer for all elements of executive compensation on an annual basis.  No officer of the Company is present during discussion or deliberations of his or her own compensation. In addition to periodically reviewing executive compensation in light of Company, executive division, and individual performance, the Compensation Committee periodically compares all elements of compensation of Company executive officers with compensation for comparable positions within, and where appropriate, outside of the banking industry.

The Company engages a qualified outside compensation research firm from time to time to review market competitive compensation data and report its findings to the Compensation Committee and the Board of Directors.  Market data is viewed from multiple perspectives including size, maturity and performance characteristics of the subject banks in developing compensation strategies.

Executive officer base annual salaries are determined by review of the responsibilities of each executive officer position, objective and subjective evaluations of performance, and by comparisons to peers within, and when appropriate, outside of, the banking industry utilizing the report of the independent compensation research firm. Each executive’s current and prior compensation is considered in setting future compensation.  In addition, we review the compensation practices of other companies.  To some extent, our compensation plan is based on the market and the companies we compete against for employees.

Executive officer performance incentive compensation is primarily contingent upon Company performance.  Performance incentive compensation is awarded in amounts determined by the Compensation Committee and Board of Directors in accordance with the Company’s incentive compensation plan adopted annually by the Board, which relates the amount of performance incentive compensation paid with the performance of the Company.  The Board of Directors annually determines, among other things, the key metrics and performance targets to be used in the incentive compensation plan.

The elements of our plan (e.g. base salary, incentive compensation, equity-based grants, and SERP) are clearly similar to the elements used by many companies.  Consistent with the requirements applicable to companies participating in the TARP Capital Purchase Program and their fiduciary duties to the Company and its shareholders generally, the Compensation Committee and the Board of Directors seeks to ensure that the incentive compensation plan does not encourage executives to take unnecessary and excessive risks that threaten the value of the Company.  Ultimately, all elements of compensation are subject to the discretion and judgment of the Compensation Committee and the Board.  The exact base pay, stock grant and salary cap amounts are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining employees.

Implications of Participation in the Troubled Asset Relief Program Capital Purchase Program on Executive Compensation Arrangements

In December 2008,  the Company sold $23.9 million of our Series C preferred stock and a warrant to purchase common stock to the U.S. Treasury under the TARP Capital Purchase Program.  As a result, the Company is subject to certain restrictions on executive compensation set forth in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the Securities Purchase Agreement entered into by the Company and Treasury on December 23, 2008. Subsequently, the American Recovery and Reinvestment Act of 2009 was enacted on February 17, 2009.  The act includes a provision of that amended Section 111 of EESA and directs Treasury to establish specified standards on executive compensation and corporate governance.  On June 15, 2009, Treasury published its Interim Final Rule on TARP Standards for Compensation and Corporate Governance (sometimes referred to as the “TARP Interim Final Rule”).  As amended, Section 111 of EESA and the TARP Interim Final Rule established the following standards (sometimes referred to as the TARP Compensation Standards), which generally apply to all TARP recipients in the programs under TARP, including the Company:

•

a prohibition on paying bonuses, other than limited amounts of long-term restricted stock or pursuant to certain preexisting employment contracts, to our most highly compensated employee (currently our president and chief executive officer) ;

•

a prohibition on the payment of “golden parachute payments” to our senior executive officers (“SEOs”) and next five most highly compensated employees;

•

a requirement to “clawback” any bonus, retention award, or incentive compensation paid to a SEO and any of the next twenty (20) most highly compensated employees based on statements of earnings, revenues, gains or other criteria later found to be materially inaccurate;

•

a requirement to establish a policy on luxury or excessive expenditures, including entertainment or events, office and facility renovations, company owned aircraft and other transportation and similar activities or events;

•

a requirement to provide shareholders with a non-binding advisory vote on executive compensation;

•

a prohibition on deducting more than $500,000 in annual compensation for the SEOs under Internal Revenue Code Section 162(m);

•

a prohibition on tax gross-ups to the SEOs and the next 20 most highly compensated employees;

•

a requirement to disclose to Treasury any perquisites in excess of $25,000 paid or provided to a SEO or the next twenty (20) most highly compensated employees;

•

a requirement to disclose to Treasury whether the Compensation Committee has retained a compensation consultant and the types of services provided by the consultant and its affiliates, whether or not compensation related;

•

a requirement that the Compensation Committee evaluate and review on a semi-annual basis with our senior risk officers, the SEO compensation plans to limit any features in such plans that would encourage SEOs to take “unnecessary and excessive risks” that could threaten the value of the Company;

•

a requirement that the Compensation Committee review on a semi-annual basis employee compensation plans to identify and eliminate any provisions in such plans that encourage the manipulation of reported earnings to enhance the compensation of any employee;

•

a requirement that the Compensation Committee evaluate and review on a semi-annual basis with our senior risk officers the risks involved in employee compensation plans and limit risks posed to the Company by such plans;

•

a requirement that the Compensation Committee provide a certification that it has conducted the foregoing review and certain disclosures regarding such review in any compensation committee report included in its proxy statement under the federal securities laws; and

•

a requirement that the chief executive officer and chief financial officer provide written certifications of compliance with all of the foregoing requirements.

Review of Risk Associated With Compensation Plans

The Company develops and implements compensation plans that provide strategic direction to the participant and engages them in the Company’s success, which contributes to shareholder value. We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance, evaluation of performance results and negative discretion in the payout of incentives help to mitigate excessive risk-taking that could harm company value or reward poor judgment by our executives.  Compensation policies and practices are determined by reviewing compensation analyses including industry/market benchmarking reports to determine competitive pay packages. The Company’s cash incentive compensation programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results.  Performance incentive rewards for all plans continue to be focused on results that possibly impact earnings, profitability, credit quality, reasonable loan growth, deposit growth, superior customer service, sound operations and compliance, sustainable culture, and leadership excellence.

In 2009, the primary components for incentive compensation paid to named executive officers primarily related to the effectiveness of management in improving credit quality, maintenance of capital, and enhancing liquidity, each of which serve to mitigate risk to the enterprise presented by the challenging economic environment.  The board regularly receives reports about key elements of risk and the steps undertaken by management to address risk.  In addition, the company has adopted compensation practices, as discussed in this proxy statement, that discourage excessive or unnecessary risk-taking, including “claw-back” provisions in annual incentive plans.

Incentive Plans, which are reviewed and revised on an annual basis, and ultimately enable the Company to adjust the final scoring and payment at the discretion of the Board.  Objectives tied to annual Corporate financial performance are considered achieved, and resulting incentive compensation payments are paid only after satisfactory completion of the annual audit by the Company’s external auditors.  In addition, some incentive plans may have specific and defined holdbacks and modifiers enabling adjustments at the time of payout.  Generally, there is more oversight on plans that have a higher degree of risk, larger payouts, and those plans that could have the greatest negative impact on the Bank’s safety and soundness.  For example, employees that have objectives tied to origination of loans are subject to approval limits that ensure senior management and Board oversight - the larger the loan the more direct the involvement by senior management and the Board in its approval.  The more risk associated with the incentive plan the more review and approval hurdles must be crossed before payment is made.

Members of our Compensation Committee are well aware of the Company’s financial performance at the enterprise level and they use this information when reviewing and approving incentive payouts to our named executive officers.  For 2009, the Committee met with senior risk officers of the Company to review the incentive compensation plans and concluded that, based on the controls described above and elsewhere in this proxy statement, that those plans do not present risks that are reasonably likely to have a material adverse effect on the Company.

Following that discussion, the Committee unanimously authorized the certification found in the Compensation Committee report, below.

Certification

The Compensation Committee certifies that:

(1)

It has reviewed with the senior risk officer the incentive compensation arrangements for our senior executive officers and has made all reasonable efforts to ensure that those compensation arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of our financial institution;

(2)

It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on that review and those discussions. it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Thomas M. Quigg (Chairman), Richard M. Brenner, Robert P. Latta, and Allan C. Kramer, M.D.

Executive Compensation

The following Summary Compensation Table includes information concerning compensation for the three year period ended December 31, 2009 for the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company as of December 31, 2009, and the two other most highly compensated executive officers who were not officers as of such date.

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Daniel P. Myers	2009	$259,615	$-	$124,534	$-	$-	$(53,283)	$15,720	$346,586
President	2008	$250,000	$-	$88,000	$-	$-	$84,115	$16,000	$438,115
Chief Executive Officer	2007	$250,000	$336,850	$-	$162,993	$-	$78,776	$16,000	$844,619

Thomas A. Sa	2009	$223,270	$54,000	$85,697	$-	$-	$(23,734)	$9,170	$348,403
Executive Vice President	2008	$180,000	$-	$77,000	$-	$-	$53,346	$7,000	$317,346
Chief Financial Officer	2007	$180,000	$164,639	$-	$78,242	$-	$47,881	$6,600	$477,362
Chief Strategy Officer	2006	161,250	170,000	-	113,592	-	35,912	4,600	485,354

Timothy W. Boothe	2009	$182,537	$45,000	$71,710	$-	$-	$(61,650)	$9,720	$247,317
Executive Vice President	2008	$180,000	$-	$77,000	$-	$-	$44,207	$10,000	$311,207
Chief Operating Officer	2007	$180,000	$159,280	$-	$78,242	$-	$42,302	$10,000	$469,824

Allen G. Williams	2009	$170,000	$61,000	$84,703	$41,229	$-	$-	$6,000	$362,932
Executive Vice President	2008	$-	$-	$-	$-	$-	$-	$-	$-
Chief Credit Officer	2007	$-	$-	$-	$-	$-	$-	$-	$-

Margaret M. Bradshaw	2009	$185,000	$38,000	$73,698	$45,706	$-	$-	$6,000	$348,404
Executive Vice President	2008	$-	$-	$-	$-	$-	$-	$-	$-
Chief Banking Officer	2007	$-	$-	$-	$-	$-	$-	$-	$-

Kenneth B. Silveira	2009	$157,000	$-	$-	$-	$-	$127,224	$7,000	$291,224
Formerly	2008	$157,000	$-	$66,000	$-	$-	$101,837	$7,000	$331,837
Executive Vice President	2007	$157,000	$148,901	$-	$59,754	$-	$85,396	$6,600	$457,651
Chief Information Officer	2006	133,000	156,000	-	69,404	-	57,712	4,600	420,716

Robert P. Gionfriddo	2009	$175,000	$-	$72,000	$-	$-	$(11,890)	$10,000	$245,110
Formerly	2008	$175,000	$-	$-	$-	$-	$83,138	$10,000	$268,138
Executive Vice President	2007	$175,000	$99,616	$-	$57,092	$-	$75,483	$9,800	$416,991

The amounts reported for stock awards and option awards in the Summary Compensation Table above reflect the fair market value of the equity awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 16, 2010.

Employment Agreements

Employment Agreement with Daniel P. Myers:

We entered into an employment agreement with Daniel P. Myers, President, Chief Executive Officer and a director of the Company and the Bank, effective February 15, 2007.  The employment agreement has a term of three years and it was automatically extended for an additional year in February of 2010.  The employment agreement provides for an annual salary, an annual bonus payable at the discretion of our Board of Directors, and participation rights in any formalized bonus and incentive plans, including future grants of stock options, subsequently approved by the Board of Directors.  The agreement provides Mr. Myers with an automobile allowance plus fuel costs, a fitness club membership and other club memberships as may be allowed in the Board of Directors’ discretion.  Mr. Myers receives medical, dental, life and disability insurance. Mr. Myers also receives any other benefits that we pay or provide to our employees generally.  The agreement provides for potential payments upon termination or change-in-control, the details of which are discussed below.  However, in order to ensure that we comply with new requirements for TARP participants, on March 10, 2009, Mr. Myers further agreed that he will not be entitled to any severance compensation prohibited by law and, during any year that he is our most highly compensated employee, will not be entitled to any prohibited bonus or incentive compensation.

Employment Agreement with Thomas A. Sa:

We entered into an employment agreement with Thomas A. Sa, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer, effective February 15, 2007.  The employment agreement has a term of three years and it was automatically extended for an additional year in February of 2010.  The employment agreement provides for an annual salary, an annual bonus payable at the discretion of our Board of Directors, and participation rights in any formalized bonus and incentive plans, including future grants of stock options, subsequently recommended by our CEO and approved by our Board of Directors.  The agreement provides Mr. Sa with an automobile allowance, and medical, dental, life and disability insurance.  Mr. Sa also receives any other benefits that we pay or provide to our employees generally.  The agreement provides for potential payments upon termination or change-in-control, the details of which are discussed below.  However, in order to ensure that we comply with new requirements for TARP participants, on March 10, 2009, Mr. Sa further agreed that he will not be entitled to any severance compensation prohibited by law and, during any year that he is our most highly compensated employee, will not be entitled to any prohibited bonus or incentive compensation.

Employment Agreement with Timothy W. Boothe:

We entered into an employment agreement with Timothy W. Boothe, our Executive Vice President and Chief Operating Officer, effective February 15, 2007.  The employment agreement has a term of three years and it was automatically extended for an additional year in February of 2010.  The terms of Mr. Boothe’s employment agreement are similar to those of Mr. Sa, except that we also agree to allow Mr. Boothe use of a golf club membership owned by us for conducting business.  In order to ensure that the we comply with new requirements for TARP participants, on March 10, 2009, Mr. Boothe further agreed that he will not be entitled to any severance compensation prohibited by law and, during any year that he is our most highly compensated employee, would not be entitled to any prohibited bonus or incentive compensation.

Employment Agreements with Robert P. Gionfriddo and Kenneth B. Silveira:

We entered into employment agreements with Robert P. Gionfriddo, our former Executive Vice President, and Kenneth B. Silveira, our former Executive Vice President and Chief Information Officer.  These employment agreements were effective on February 15, 2007 and had a three-year term.  Mr. Gionfriddo’s employment agreement terminated as of his resignation on November 27, 2009.  Mr. Silveira’s employment agreement terminated as of his retirement on August 31, 2009.  The terms of these employment agreements were similar to those of Mr. Boothe, except that we did not provide Mr. Silveira with the use of a golf club membership.  In order to ensure that we comply with new requirements for TARP participants, on March 10, 2009, each of Mr. Gionfriddo and Mr. Silveira agreed that he would not be entitled to any severance compensation prohibited by law and, during any year that he is our most highly compensated employee, would not be entitled to any prohibited bonus or incentive compensation.

Subsequent to his retirement, we entered into a consulting agreement with Mr. Silveira pursuant to which he agreed to provide IT-related consulting services for two years at the rate of $100,000 during the first year and $50,000 during the second.

Supplemental Executive Retirement Plan

As noted above, retention of our key employees is an important element in the consistency and continuity of the execution of our strategy.  Unexpected turnover in key executive positions can be disruptive and is a potential threat to the Company’s progress.  Each of the named executives is eligible to participate in a supplemental executive retirement program (“SERP”) that is designed to reward long-term contribution to the Company.  Under the SERP, after achieving defined length of service and vesting thresholds, each executive will receive fifteen annual payments upon reaching retirement.  The retirement payment is based on the average base salary of the employee in the last three years of service.  The level of the retirement payment increases at a rate of four percent of base salary per year, cumulatively, until reaching a level of sixty percent after fifteen years of service.  In addition, the executive becomes vested in the benefit over a period of ten years continuous service.  We believe that the SERP is a key element of our executive retention strategy.  As of December 31, 2009, Mr. Williams and Ms. Bradshaw were not participants of the SERP.

The table below provides information concerning the SERP for each of our executive officers as of December 31, 2009.

Name	Plan Name	Number Of Years Credited Service	Present Value Of Accumulated Benefit	Payments During Last Fiscal Year

Daniel P. Myers	Bridge Bank	10	$355,196	$–
President	Supplemental Executive
Chief Executive Officer	Retirement Plan

Thomas A. Sa	Bridge Bank	9	$222,714	$–
Executive Vice President	Supplemental Executive
Chief Financial Officer	Retirement Plan
Chief Strategy Officer

Timothy W. Boothe	Bridge Bank	9	$146,579	$–
Executive Vice President	Supplemental Executive
Chief Operating Officer	Retirement Plan

Allen G. Williams	Bridge Bank	0	$–	$–
Executive Vice President	Supplemental Executive
Chief Credit Officer	Retirement Plan

Margaret M. Bradshaw	Bridge Bank	0	$–	$–
Executive Vice President	Supplemental Executive
Chief Banking Officer	Retirement Plan

Kenneth B. Silveira	Bridge Bank	10	$576,000	$59,600
Formerly	Supplemental Executive
Executive Vice President	Retirement Plan
Chief Information Officer

Robert P. Gionfriddo	Bridge Bank	9	$457,044	$–
Formerly	Supplemental Executive
Executive Vice President	Retirement Plan

Potential Payments Upon Termination or Change in Control

The employment agreements of the executive officers provide for severance payments in case of termination in certain circumstances including a change in control of the Company.  However, each of the executive officers has agreed that he will not receive any amounts that would constitute a prohibited severance payment while the U.S. Treasury holds securities issued by the Company under the TARP Capital Purchase Program (the “Golden Parachute Prohibition”).  The following is a discussion of the change in control provisions.

Mr. Myers:

In the event of termination without cause (or the employee’s resignation for good reasons defined) and without a change in control, Mr. Myers is entitled to receive severance benefits consisting of (i) a cash payment in an amount equal to one and one-half (1.5) times his (A) annual base salary during the year the termination occurs and (B) average annual bonus or incentive compensation amount paid in the three year period immediately proceeding the termination, (ii) acceleration of vesting of any outstanding stock options, and (iii) continuation of group insurance coverage for eighteen (18) months.  Due to the restrictions on executive compensation imposed by the TARP Capital Purchase Program and the enactment of the American Recovery and Reinvestment Act of 2009, there was no value to these benefits for Mr. Myers at December 31, 2009.

In the event of a change in control that results in (i) Mr. Myers’ employment being terminated or, (ii) without his consent, any material adverse change in the nature and scope of his position, authorities, responsibilities, duties, or a change of twenty miles or more in his location of employment, or any material reduction in base salary, incentive compensation or other benefits, or (iii) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Mr. Myers’ employment, then Mr. Myers’ shall receive severance benefits consisting of (i) a cash payment in an amount equal to two and one-half (2.5) times his (A) annual base salary during the year the termination occurs and (B) average annual bonus or incentive compensation amount paid in the three year period immediately proceeding the termination, (ii) acceleration of vesting of any outstanding stock options, and (iii) continuation of group insurance coverage for thirty (30) months.  In 2008, Mr. Myers agreed that a change of control would not include Carpenter Funds’ investment in our Series B and B-1 preferred stock and any conversion of that stock.  Due to the restrictions on executive compensation imposed by the TARP Capital Purchase Program and the enactment of the American Recovery and Reinvestment Act of 2009, there was no value to these benefits for Mr. Myers at December 31, 2009.

Other Named Executive Officers:

Each of Mr. Sa and Mr. Booth are, and until their resignations, Mr. Gionfriddo and Mr. Silveira were, in the event of termination without cause (or the employee’s resignation for good reasons defined) and without a change in control, entitled to receive severance benefits consisting of (i) a cash payment in an amount equal to one (1) times his (A) annual base salary during the year the termination occurs and (B) average annual bonus or incentive compensation amount paid in the three year period immediately proceeding the termination, (ii) acceleration of vesting of any outstanding stock options, and (iii) continuation of group insurance coverage for twelve (12) months.  Due to the restrictions on executive compensation imposed by the TARP Capital Purchase Program and the enactment of the American Recovery and Reinvestment Act of 2009, there was no value to these benefits for Mr. Sa and Mr. Booth at December 31, 2009.

Each of Mr. Sa and Mr. Booth are, and until their resignations, Mr. Gionfriddo and Mr. Silveira were, entitled to certain benefits if, as a result of a change in control, (i) his employment is terminated or, (ii) without his consent, there is any material adverse change in the nature and scope of his position, authorities, responsibilities, duties, or a change of twenty miles or more in his location of employment, or any material reduction in base salary, incentive compensation or other benefits, or (iii) there is any other event which reasonably constitutes a demotion, significant diminution or  constructive termination (by resignation or otherwise) of his employment.  In such a case, each of Messrs Sa and Booth and if they had not resigned, Mr. Gionfriddo and Mr. Silveira would be, entitled to receive severance benefits consisting of (i) a cash payment in an amount equal to one and one-half (1.5) times his (A) annual base salary during the year the termination occurs and (B) average annual bonus or incentive compensation amount paid in the three year period immediately proceeding the termination, (ii) acceleration of vesting of any outstanding stock options, and (iii) continuation of group insurance coverage for eighteen (18) months.  In 2008, each of the officers agreed that a change of control would not include Carpenter Funds’ investment in our Series B and B-1 preferred stock and any conversion of that stock.  Due to the restrictions on executive compensation imposed by the TARP Capital Purchase Program and the enactment of the American Recovery and Reinvestment Act of 2009, there was no value to these benefits for Mr. Sa  and Mr. Booth at December 31, 2009.

Stock-Based Awards

As of December 31, 2009, there were 1,862,714 shares underlying outstanding awards under our stock-based compensation plan and 156,099 shares available for future grants.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the stock-based awards granted during the year ended December 31, 2009 to each of our executive officers listed in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Daniel P. Myers	12/17/09	$-	$-	$-	$-	$-	$-	17,540	-	$-	$7.10
President
Chief Executive Officer

Thomas A. Sa	12/17/09	$-	$-	$-	$-	$-	$-	12,070	-	$-	$7.10
Executive Vice President
Chief Financial Officer
Chief Strategy Officer

Timothy W. Boothe	12/17/09	$-	$-	$-	$-	$-	$-	10,100	-	$-	$7.10
Executive Vice President
Chief Operating Officer

Allen G. Williams	02/19/09	$-	$-	$-	$-	$-	$-	-	25,000	$5.10	$1.65
Executive Vice President	12/17/09	$-	$-	$-	$-	$-	$-	11,930	-	$-	$7.10
Chief Credit Officer

Margaret M. Bradshaw	03/19/09	$-	$-	$-	$-	$-	$-	-	30,000	$4.80	$1.52
Executive Vice President	12/17/09	$-	$-	$-	$-	$-	$-	10,380	-	$-	$7.10
Chief Banking Officer

Kenneth B. Silveira		$-	$-	$-	$-	$-	$-	-	-	$-	$-
Formerly
Executive Vice President
Chief Information Officer

Robert P. Gionfriddo	12/17/09	$-	$-	$-	$-	$-	$-	15,000	-	$-	$4.80
Formerly
Executive Vice President

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded our executive officers named above as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Daniel P. Myers	126,000	-	-	$5.00	03/29/11	20,000	$145,000	-	$-
President	10,000	-	-	$12.83	02/26/14	17,540	$127,165	-	$-
Chief Executive Officer	18,000	-	-	$14.80	06/16/15
	14,032	4,678	-	$22.49	10/19/16
	11,020	11,020	-	$22.30	10/18/17
Thomas A. Sa	40,000	-	-	$5.00	03/29/11	17,500	$126,875	-	$-
Executive Vice President	10,000	-	-	$6.15	12/20/11	12,070	$87,508	-	$-
Chief Financial Officer	8,000	-	-	$12.83	02/26/14
Chief Strategy Officer	7,000	-	-	$14.80	06/16/15
	10,102	3,368	-	$22.49	10/19/16
	5,290	5,290	-	$22.30	10/18/17
Timothy W. Boothe	38,000	-	-	$5.00	03/29/11	17,500	$126,875	-	$-
Executive Vice President	8,000	-	-	$12.83	02/26/14	10,100	$73,225	-	$-
Chief Operating Officer	7,000	-	-	$14.80	06/16/15
	10,102	3,368	-	$22.49	10/19/16
	5,290	5,290	-	$22.30	10/18/17
Allen G. Williams	-	25,000	-	$5.10	02/19/19	11,930	$86,493	-	$-
Executive Vice President
Chief Credit Officer
Margaret M. Bradshaw	-	30,000	-	$4.80	03/19/19	10,380	$75,255	-	$-
Executive Vice President
Chief Banking Officer
Kenneth B. Silveira	35,000	-	-	$5.00	03/29/11	-	$-	-	$-
Formerly	10,000	-		$6.15	12/20/11
Executive Vice President	8,000	-	-	$12.83	02/26/14
Chief Information Officer	7,000	-	-	$14.80	06/16/15
	4,115	-	-	$22.49	10/19/16
	2,020	-	-	$22.30	10/18/17
Robert P. Gionfriddo	10,000	-	-	$6.22	11/21/12	-	$-	-	$-
Formerly	8,000	-	-	$12.83	02/26/14
Executive Vice President	7,000	-	-	$14.80	06/16/15
	7,859	-	-	$22.49	10/19/16
	3,860	-	-	$22.30	10/18/17

The exercise price for each of the above stock option grants and the fair market value for each of the above restricted stock grants are equal to the closing market price on the grant date.  Each stock option grant vests in equal installments over a four-year period.  Each restricted stock grant vests in one installment after five years.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the options exercised by the executive officers named above during the year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Daniel P. Myers	-	$-	-	$-
President
Chief Executive Officer

Thomas A. Sa	-	$-	-	$-
Executive Vice President
Chief Financial Officer
Chief Strategy Officer

Timothy W. Boothe	-	$-	-	$-
Executive Vice President
Chief Operating Officer

Allen G. Williams	-	$-	-	$-
Executive Vice President
Chief Credit Officer

Margaret M. Bradshaw	-	$-	-	$-
Executive Vice President
Chief Banking Officer

Kenneth B. Silveira	-	$-	-	$-
Executive Vice President
Chief Information Officer

Robert P. Gionfriddo	-	$-	-	$-
Executive Vice President
President, Specialty Markets

Analysis of Employee Compensation Plan Risks

The Compensation Committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. The Compensation Committee limited its review to the Company’s cash incentive compensation plans, which are the only plans under which the amount payable is based, directly or indirectly, on the company’s reported earnings.

In addition to the incentive plans in which the SEO’s participate, the Company has incentive plans for certain Bank employees that reward performance based on product referrals, business development and profitability and long-term incentive awards including stock options and restricted stock awards. The Compensation Committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.  The Company has adopted clawback provisions in the event that any incentive compensation paid is later determined to have been paid based on a materially incorrect premise and that, had it been known at the time of the award, would have precluded the awarding of the incentive compensation in full or in part.

Director Compensation

The following table sets forth the amounts earned by each of our non-employee directors during the year ended December 31, 2009:

Name	Fees Earned Or Paid In Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Richard M. Brenner	$46,000	$54,720	$-	$-	$-	$-	$100,720

Lawrence Owen Brown	$40,000	$54,720	$-	$-	$-	$-	$94,720

David V. Campbell	$56,000	$54,720	$-	$-	$-	$-	$110,720

Howard N. Gould	$44,000	$54,720	$-	$-	$-	$-	$98,720

Allan C. Kramer, M.D.	$64,000	$54,720	$-	$-	$-	$-	$118,720

Robert P. Latta	$40,000	$54,720	$-	$-	$-	$-	$94,720

Thomas M. Quigg	$68,000	$54,720	$-	$-	$-	$-	$122,720

Barry A. Turkus	$54,000	$54,720	$-	$-	$-	$-	$108,720

We compensate directors for their service on the Board according to responsibility.  Each non-employee director receives an annual retainer as follows:  $50,000 for the Chairman of the Board; $48,000 for the Vice Chairman of the Board; and $40,000 for all other members of the Board.  Committee Chairmen receive an additional annual retainer as follows:  $6,000 for the Compensation, Audit, and Loan Committees; and $4,000 for the Finance and Corporate Governance and Nominating Committees.  Additionally, members of the Loan Committee receive an annual retainer of $6,000.

The amounts reported for stock awards and stock options in the Director Compensation Table above reflect the fair market value of the equity awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 16, 2010.

As of December 31, 2009 the aggregate number of restricted stock awards outstanding for each non-employee director was as follows:  Richard M. Brenner 12,000; Lawrence Owen Brown 12,000; David V. Campbell 12,000; Howard N. Gould 12,000; Allan C. Kramer, M.D. 12,000; Robert P. Latta 12,000; Thomas M. Quigg 12,000; and Barry A. Turkus 12,000.

As of December 31, 2009 the aggregate number of option awards outstanding for each non-employee director was as follows:  Richard M. Brenner 53,525; Lawrence Owen Brown 26,000; David V. Campbell 49,000; Allan C. Kramer, M.D. 68,125; Robert P. Latta 22,000; Thomas M. Quigg 17,750; and Barry A. Turkus 42,750.  Howard N. Gould had no option awards outstanding as of December 31, 2009.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of December 31, 2009.

Plan Category	Stock Based Awards Outstanding	Weighted Average Grant/ Exercise Price	Shares Available for Future Issuance

Approved by security holders	1,862,714	$10.17	156,099

Not approved by security holders	-	$-	-

Total	1,862,714	$10.17	156,099

Certain Relationships and Related Transactions

The Compensation Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions, except for lending relationships described below.

Certain Transactions

There are no existing or proposed material interests or transactions between the Company and/or any of our officers or directors outside the ordinary course of the Company's business.

Indebtedness of Management

It is anticipated that our directors and officers, and their affiliates and family members, will have banking transactions with the Bank in the ordinary course of business.  Any such loans and commitments to lend will be made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transaction with other persons of similar creditworthiness.

ELECTRONIC ACCESS TO ANNUAL REPORT AND PROXY MATERIALS

Our 2009 Annual Report on Form 10-K is being delivered to shareholders simultaneously with this Proxy Statement/Prospectus.

In addition, this Proxy Statement and our 2009 Annual Report on Form 10-K are available on the investor relations portion of our internet website at www.bridgecapitalholdings.com as well as www.proxyvote.com.  Our website is available for information purposes only and should not be relied upon for investment purposes, not is it incorporated by reference into this Proxy Statement.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 which was filed with the Securities Exchange Commission and is available from the Bank without charge by writing to Debra J. Bradford, Senior Vice President and Corporate Secretary, Bridge Capital Holdings, 55 Almaden Blvd., San Jose, California 95113.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2009.  The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

This proxy statement incorporates important business and financial information about Bridge Capital Holdings, from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement by accessing the “Investor Relations” section of our website, http://www.bridgebank.com and from the SEC at its website, www.sec.gov or by requesting them in writing to Debra J. Bradford, Secretary at 55 Almaden Blvd., Suite 200, San Jose, CA 95113, (408) 423-8500.  If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means within one business day of our receipt of your request.

SHAREHOLDER PROPOSALS

Next year’s Annual Meeting of Shareholders will be held on May 19, 2011.  The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement and form of Proxy for the 2011 Annual Meeting of Shareholders is December 6, 2010.

With respect to any proposal by shareholders not submitted for inclusion in the Company’s 2010 Proxy Statement, if notice of such proposal was not received by February 19, 2010, such notice will be considered untimely, and the Company’s proxy holders shall have discretionary authority to vote on such proposal.  The Company is not aware of any such proposal that might be presented at this year’s meeting.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting but if any other matters are properly presented to the meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such Proxies.  All shares represented by duly executed proxies will be voted at the meeting.

The Report of the Audit Committee, Compensation Committee Report on Executive Compensation, the Performance Graph, and the statement of independence of Audit Committee members referred to under “Committees of the Board of Directors--Audit Committee” are not to be considered as incorporated by reference into any other filings which the Company makes with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. These portions of this Proxy Statement are not a part of any of those filings unless otherwise stated in those filings.

BRIDGE CAPITAL HOLDINGS

San Jose, California

April 5, 2010

Annual Meeting of Shareholders

Thursday, May 20, 2010 – 3:00 p.m.

Silicon Valley Capital Club

50 N. San Fernando Street, San Jose

Directions

From 101 North

Take 101 South to Guadalupe Parkway (87). Take Guadalupe Parkway to the Park Ave. Exit. Make a left toward downtown San Jose. Make a left on Almaden Blvd., and a right on San Fernando St. Cross Market St. and the parking garage is the first driveway on the right.

From 280/680 in either direction

Exit Guadalupe Parkway North (87). Take the Santa Clara St. Exit. Make a right onto Santa Clara St. Make a right on Market, and a left onto San Fernando. The parking garage is the first driveway on the right.

From 880/17 in either direction

Take the Coleman Ave. Exit. Make a left onto Coleman from either direction. Coleman Ave. becomes Market St. Make a left on San Fernando. The parking garage will be the first driveway on the right.

From 101 South

Take 101 North to 280 toward downtown San Jose. Exit Guadalupe Parkway (87) North. Take the Santa Clara St. Exit and make a right onto Santa Clara St. Make a right on Market and a left on San Fernando. The parking garage is the first driveway on the right.

N River St.
N Almaden Blvd.
E Santa Clara St.
N Market St.
Post St.
S 1st St.
87
W San Fernando St.
W Santa Clara St.
PARKING
S Almaden Blvd.
Park Ave.
S. Autumn St.
Silicon Valley Capital Club
50 N. San Fernando Street
San Jose, CA 95113

BRIDGE CAPITAL HOLDINGS 55 ALMADEN BLVD. SUITE 200 SAN JOSE, CA 95113

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “ For All Except ” and write the number(s) of the nominee(s) on the line below.
				All	All	Except

1.	ELECTION OF DIRECTORS			0	0	0
	Nominees:

	01)	Richard M. Brenner	02)	Lawrence Owen Brown	03)	David V. Campbell	04)	Howard Gould	05)	Allan C. Kramer, M.D.
	06)	Robert P. Latta	07)	Daniel P. Myers	08)	Thomas M. Quigg	09)	Barry A. Turkus

2.	To approve an advisory proposal on the compensation of the Company's executives.								For	Against	Abstain
									0	0	0
3.	To ratify the appointment of Vavrinek, Trine, Day & Co. LLP as independent accountants for the Company's 2010 fiscal year.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Please indicate if you plan to attend this meeting				Yes	No
				0	0

Materials Election – Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the internet availability of proxy materials.				0

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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BRIDGE CAPITAL HOLDINGS PROXY FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2010

The undersigned holder of common stock of Bridge Capital Holdings acknowledges receipt of a copy of the Notice of 2010 Annual Meeting of Shareholders of Bridge Capital Holdings and the accompanying Proxy Statement dated April 5, 2010, and revoking any Proxy heretofore given, hereby constitutes and appoints Allan C. Kramer, M.D., and Thomas M. Quigg, and each of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of common stock of Bridge Capital Holdings standing in the name of the undersigned which the undersigned could vote if personally present and acting at the 2010 Annual Meeting of Shareholders of Bridge Capital Holdings to be held at the Silicon Valley Capital Club, 50 West San Fernando Street, 17th Floor, San Jose, California on May 20, 2010 at 3:00 p.m. or at any adjournments thereof, upon the items listed on the reverse side as set forth in the Notice of Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof. Any  proxy previously given for such meeting is revoked. If no instruction is given, the proxy holders will vote the shares represented by their proxy "FOR ALL" of the listed nominees for directors and "FOR" each of the other listed proposals.

Continued and to be signed on reverse side